Exhibit 99.2

Pactiv Increases Share Repurchase Authorization

LAKE FOREST, Ill.--(BUSINESS WIRE)--February 23, 2010--Pactiv Corporation (NYSE: PTV) today announced that its board of directors has increased its share repurchase authorization by 10 million shares of its common stock. This new authorization, coupled with the remainder of the prior authorization, brings the total shares that can be repurchased to 10.5 million. Stock purchases will be made from time to time, based on market conditions, and the shares may be purchased in open market or privately negotiated transactions. The repurchased shares will be held in Treasury and used for general corporate purposes.

This press release includes certain “forward-looking statements” such as “will be made from time to time” and “will be … used for general corporate purposes.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations. More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 22 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Matthew Gonring
847-482-247
mgonring@pactiv.com